GSI Technology, Inc. Reports Fourth-Quarter Fiscal 2014 Results

SUNNYVALE, CA -- (Marketwired - May 01, 2014) - GSI Technology, Inc. (NASDAQ: GSIT) today reported financial results for its fourth fiscal quarter and fiscal year ended March 31, 2014.

For the year, the Company reported a net loss of $(6.2) million, or $(0.23) per diluted share, on net revenues of $58.6 million, compared to net income of $3.8 million, or $0.14 per diluted share, on net revenues of $66.0 million in the fiscal year ended March 31, 2013. Gross margin was 44.6% compared to 43.3% in the prior year.

Research and development expense was $13.1 million, compared to $11.5 million in the fiscal year ended March 31, 2013, and selling, general and administrative expense, which included litigation-related expenses, was up substantially to $18.8 million compared to $13.7 million in 2013. Total operating expense increased by $6.7 million, to $31.9 million from $25.2 million in fiscal 2013.

Litigation-related expenses in fiscal 2014 were $8.7 million, up from $3.0 million in fiscal 2013. The litigation-related expenses again were primarily associated with pending patent infringement and antitrust litigation involving Cypress Semiconductor. Both lawsuits are currently in the discovery phase.

The Company reported a net loss of $(5.4 million), or $(0.20) per diluted share, on net revenues of $12.8 million for the fourth quarter of fiscal 2014, compared to net income of $950,000, or $0.03 per diluted share, on net revenues of $15.7 million in the quarter ended March 31, 2013 and a net loss of $(734,000), or $(0.03) per diluted share, on net revenues of $13.8 million for the preceding third quarter. Gross margin was 45.7% compared to 46.3% in the prior year period and 39.0% in the preceding third quarter.

Total operating expenses in the fourth quarter of fiscal 2014 were $9.5 million, up from $6.8 million in the fourth quarter of fiscal 2013 and up from $7.3 million in the preceding third quarter. Research and development expenses were $4.4 million, up from $2.9 million in the prior year period and up from $2.8 million in the preceding quarter. Selling, general and administrative expenses, which include litigation-related expenses, were up substantially year-over-year to $5.1 million compared to $3.9 million in the quarter ended March 31, 2013, and up sequentially from $4.5 million in the preceding quarter.

Litigation-related expenses in the fourth fiscal quarter were $2.6 million, up from $2.1 million in the previous quarter and up from $1.2 million in the same period a year ago.

Lee-Lean Shu, Chairman and Chief Executive Officer, noted "Our net revenues came in within the range that we had projected early in the fourth quarter and reflected continued slowness in the telecommunications and networking markets and, in particular, continued weak sales in Asia. However, fourth quarter gross margin was very strong at 45.7%, well above our operating model and up sequentially from the previous quarter, due to a favorable mix of higher margin products. As expected, we incurred substantial litigation-related expenses during the quarter, accounting for approximately half of our net loss for the quarter, as the discovery phase of the pending patent infringement litigation and our antitrust lawsuit against Cypress continued. We also incurred substantial research and development expenses during the quarter related to two pre-production mask sets."

Fourth-quarter direct and indirect sales to Cisco Systems were $2.2 million, or 17.1% of net revenues, compared to $2.5 million, or 18.4% of net revenues, in the prior quarter, and $3.9 million, or 24.8% of net revenues, in the same period a year ago. Sales to Alcatel-Lucent were $2.5 million, or 19.7% of net revenues, during the quarter, compared $2.3 million, or 16.5% of net revenues, in the prior quarter. Military/defense sales were 16.0% of shipments compared to 14.2% of shipments in the prior quarter and 12.7% of shipments in the comparable period a year ago. SigmaQuad sales were 45.1% of shipments compared to 39.8% in the prior quarter and 38.9% in the fourth quarter of fiscal 2013.

Fourth-quarter fiscal 2014 operating loss was $(3.6 million), compared to an operating loss of $(1.9 million) in the prior quarter and operating income of $439,000 a year ago. The fourth-quarter 2014 net loss included a tax provision of $1.9 million, reflecting a full valuation allowance of $3.1 million for the Company's deferred tax assets. The tax provision in the fourth quarter compared to tax benefits of $423,000 in the fourth quarter of the prior year and $1.1 million in the preceding third quarter, resulting is a negative quarter-to-quarter impact of $3.0 million on our bottom line. The fourth quarter net loss also included interest and other income of $80,000, compared to $88,000 a year ago and $62,000 in the preceding quarter.

Total fourth-quarter pre-tax stock-based compensation expense was $584,000 compared to $516,000 in the prior quarter and $589,000 in the comparable quarter a year ago.

At March 31, 2014, the Company had $80.9 million in cash, cash equivalents and short-term investments, $28.8 million in long-term investments, $90.7 million in working capital, no debt, and stockholders' equity of $128.4 million.

Stock Repurchase Program

Our Board of Directors has authorized us to repurchase, at management's discretion, shares of our common stock. Under the repurchase program, we may repurchase shares from time to time on the open market or in private transactions. The specific timing and amount of the repurchases will be dependent on market conditions, securities law limitations and other factors. The repurchase program may be suspended or terminated at any time without prior notice. During the quarter ended March 31, 2014, we repurchased 52,050 shares at an average cost of $6.61 per share for a total cost of $344,000. Through March 31, 2014, the Company had repurchased 4,066,757 shares at an average cost of $4.18 per share for a total cost of $17.0 million. As of March 31, 2014, management had the authority to repurchase additional shares having a dollar value of up to approximately $13.0 million.

Outlook for Fourth Quarter of Fiscal 2014

We currently expect net revenues in the fourth quarter of fiscal 2014 to be in the range of $13.0 million to $14.0 million, with gross margin of approximately 40% to 42%.

Conference Call

GSI Technology will review its financial results for the quarter ended March 31, 2014,and discuss its current business outlook during a conference call at 1:30 p.m. Pacific (4:30 p.m. Eastern) today, May 1, 2014. To listen to the teleconference, please call toll-free 888-430-8694 approximately 10 minutes prior to the start time and provide conference ID 8523631. You may also listen to the teleconference live via the Internet at www.gsitechnology.com, where it will be archived.

About GSI Technology

Founded in 1995, GSI Technology, Inc. is a leading provider of high-performance static random access memory, or SRAM, products primarily incorporated in networking and telecommunications equipment. Headquartered in Sunnyvale, California, GSI Technology is ISO 9001 certified and has worldwide factory and sales locations. For more information, please visit www.gsitechnology.com.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding GSI Technology's expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements included in this press release are based upon information available to GSI Technology as of the date hereof, and GSI Technology assumes no obligation to update any such forward-looking statements. Forward-looking statements involve a variety of risks and uncertainties, which could cause actual results to differ materially from those projected. These risks include those associated with fluctuations in GSI Technology's operating results; GSI Technology's historical dependence on sales to a limited number of customers and fluctuations in the mix of customers and products in any period; the rapidly evolving markets for GSI Technology's products and uncertainty regarding the development of these markets; the need to develop and introduce new products to offset the historical decline in the average unit selling price of GSI Technology's products; the challenges of rapid growth followed by periods of contraction; intensive competition; the patent infringement litigation currently pending against the Company; and the substantial litigation-related expenses associated with the defense of that litigation and the prosecution of other litigation in which the Company is involved, which fluctuate significantly from quarter to quarter. Further information regarding these and other risks relating to GSI Technology's business is contained in the Company's filings with the Securities and Exchange Commission, including those factors discussed under the caption "Risk Factors" in such filings.

(financial tables follow)

                            GSI TECHNOLOGY, INC.
               CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share data)
                                 (Unaudited)

                              Three Months Ended         Twelve Months Ended
                        ------------------------------  --------------------
                        March 31,  Dec. 31,  March 31,  March 31,  March 31,
                           2014      2013       2013       2014       2013
                        ---------  --------  ---------  ---------  ---------

Net revenues            $  12,847  $ 13,778  $  15,707  $  58,579  $  66,014
Cost of goods sold          6,973     8,410      8,432     32,469     37,426
                        ---------  --------  ---------  ---------  ---------

Gross profit                5,874     5,368      7,275     26,110     28,588
                        ---------  --------  ---------  ---------  ---------

Operating expenses:

  Research &
   development              4,382     2,780      2,904     13,110     11,472
  Selling, general and
   administrative           5,104     4,490      3,932     18,814     13,696
                        ---------  --------  ---------  ---------  ---------
    Total operating
     expenses               9,486     7,270      6,836     31,924     25,168
                        ---------  --------  ---------  ---------  ---------

Operating income (loss)    (3,612)   (1,902)       439     (5,814)     3,420

Interest and other
 income, net                   80        62         88        338        464
                        ---------  --------  ---------  ---------  ---------

Income (loss) before
 income taxes              (3,532)   (1,840)       527     (5,476)     3,884
Provision (benefit) for
 income taxes               1,868    (1,106)      (423)       713         38
                        ---------  --------  ---------  ---------  ---------
Net income (loss)       $  (5,400) $   (734) $     950  $  (6,189) $   3,846
                        =========  ========  =========  =========  =========

Net income (loss) per
 share, basic           $   (0.20) $  (0.03) $    0.04  $   (0.23) $    0.14
Net income (loss) per
 share, diluted         $   (0.20) $  (0.03) $    0.03  $   (0.23) $    0.14

Weighted-average shares
 used in computing per
 share amounts:

Basic                      27,535    27,667     27,039     27,505     27,124
Diluted                    27,535    27,667     28,553     27,505     28,077

Stock-based compensation included in the Condensed Consolidated Statements of Operations:

                              Three Months Ended         Twelve Months Ended
                        ------------------------------  --------------------
                        March 31,  Dec. 31,  March 31,  March 31,  March 31,
                           2014      2013       2013       2014       2013
                        ---------  --------  ---------  ---------  ---------

Cost of goods sold      $     103  $     86  $      93  $     386  $     338
Research & development        244       235        279        970      1,140
Selling, general and
 administrative               237       195        217        872        800
                        ---------  --------  ---------  ---------  ---------
                        $     584  $    516  $     589  $   2,228  $   2,278
                        =========  ========  =========  =========  =========

Litigation related expenses included in the Condensed Consolidated
Statements of Operations:

                              Three Months Ended         Twelve Months Ended
                        ------------------------------  --------------------
                        March 31,  Dec. 31,  March 31,  March 31,  March 31,
                           2014      2013       2013       2014       2013
                        ---------  --------  ---------  ---------  ---------

Selling, general and
 administrative         $   2,618  $  2,056  $   1,202  $   8,664  $   3,041

                            GSI TECHNOLOGY, INC.
                    CONDENSED CONSOLIDATED BALANCE SHEETS
                               (in thousands)
                                 (Unaudited)

                                                      March 31,   March 31,
                                                         2014        2013
                                                     ----------- -----------
Cash and cash equivalents                            $    41,520 $    41,120
Short-term investments                                    39,412      26,139
Accounts receivable                                        8,238      10,241
Inventory                                                  8,185      13,809
Other current assets                                       5,152       6,169
Net property and equipment                                 9,683      10,774
Long-term investments                                     28,819      35,495
Other assets                                                 668       2,098
                                                     ----------- -----------
Total assets                                         $   141,677 $   145,845
                                                     =========== ===========

Current liabilities                                  $    11,837 $    10,859
Long-term liabilities                                      1,462       2,803
Stockholders' equity                                     128,378     132,183
                                                     ----------- -----------
Total liabilities and stockholders' equity           $   141,677 $   145,845
                                                     =========== ===========

GSI Technology, Inc.
Douglas M. Schirle
Chief Financial Officer
408-331-9802

Hayden IR
David Fore or Brett Maas
206-395-2711